Exhibit 99.2

Zafgen Announces Pricing of Offering of Common Stock

BOSTON, Mass., June 28, 2018 – Zafgen, Inc., (Nasdaq:ZFGN), a clinical-stage biopharmaceutical company leveraging its proprietary MetAP2 biology platform to develop novel therapies for patients affected by complex metabolic diseases, today announced the pricing of its previously announced registered underwritten public offering of 8,000,000 shares of its common stock at a price to the public of $7.50 per share for total gross proceeds of $60 million, before deducting the underwriting discounts and commissions and other estimated offering expenses. All of the shares in the offering will be sold by Zafgen. In addition, Zafgen has granted the underwriters a 30-day option to purchase up to an additional 1,200,000 shares of common stock at the public offering price. The offering is expected to close on July 2, 2018, subject to customary closing conditions.

Cowen and Company, LLC and Piper Jaffray & Co. are serving as joint book-running managers for the offering, and JMP Securities LLC and Wedbush Securities Inc. are serving as co-lead managers.

The shares are being offered by Zafgen pursuant to a shelf registration statement that was previously filed with, and subsequently declared effective by, the Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC and available on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus relating to the offering may be obtained by contacting Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Broadridge Financial Solutions, by telephone at (631) 274-2806, or Piper Jaffray & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924, or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Zafgen

Zafgen (Nasdaq:ZFGN) is a clinical-stage biopharmaceutical company leveraging its proprietary MetAP2 biology platform to develop novel therapies for patients affected by complex metabolic diseases. Zafgen has pioneered the study of MetAP2 inhibitors in both common and rare metabolic disorders and is currently advancing programs for type 2 diabetes, Prader-Willi syndrome and liver diseases. The Company’s lead product candidate, ZGN-1061, a MetAP2 inhibitor for difficult-to-control type 2 diabetes, has successfully completed the initial part of a Phase 2 clinical trial. Learn more at www.zafgen.com.

Media/Investor Relations Contacts:

Zafgen, Inc.

Patricia Allen

Chief Financial Officer

617-648-9792

Media

Krystle Gibbs

Ten Bridge Communications

krystle@tenbridgecommunications.com

508-479-6358

Investors

John Woolford

Westwicke Partners

John.woolford@westwicke.com

443-213-0506

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